Exhibit 99.1

News Release

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 • 800 • TO • SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

FOR IMMEDIATE RELEASE	May 6, 2019

SYKES ENTERPRISES, INCORPORATED REPORTS

FIRST QUARTER 2019 FINANCIAL RESULTS

--First quarter 2019 comparable operating margin and capacity utilization rate increase validate capacity rationalization actions

--Momentum continues for projected growth ramps and greater operational efficiencies

--First quarter 2019 cash from operations increases double digits

--Updating 2019 business outlook

TAMPA, FL – May 6, 2019 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a leading provider of multichannel demand generation and global customer engagement services, announced today its financial results for the first-quarter ended March 31, 2019.

First Quarter 2019 Financial Highlights

•

First quarter 2019 revenues of $402.9 million decreased $11.5 million, or 2.8%, from $414.4 million in the comparable quarter last year, with the change due to softness in the communications vertical coupled with the impact of a strategic decision in the second quarter 2018 to discontinue a financial services program due to the lack of long-term viability. This more than offset demand growth stemming from new client wins as well as existing and new program expansions across verticals such as transportation & leisure, healthcare, technology and other, which includes retail

•

Non-GAAP first quarter 2019 constant currency revenues (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 9 for reconciliation) decreased 0.1% comparably, driven largely by the aforementioned factors. Separately, the discontinued program’s impact on first quarter 2019 constant currency comparable revenue decrease was approximately 2.1%

•

First quarter 2019 operating margin increased to 4.2% from 3.4% for the comparable period last year. On a non-GAAP basis (see Exhibit 5 for reconciliation), which excludes the impact of acquisition-related intangibles and fixed-asset write-ups, restructuring charges and merger and integration costs, first quarter 2019 operating margin was 6.7% versus 5.8% in the same period last year. The increase in the comparable operating margins was due primarily to actions related to capacity rationalization coupled with an improvement in the mix of business in the U.S., partly related to those actions. In addition, the first quarter 2019 operating margin reflects a $1.2 million negative impact, or 30 basis points, associated with a mark-to-market adjustment of stock-based deferred compensation programs funded through Rabbi Trust investments, which were impacted by the recent increase in global financial markets

•	First quarter 2019 diluted earnings per share were $0.28 versus $0.26 in the same period last year with the increase due principally to success around actions related to capacity rationalization. This more than offset the impact of a higher tax rate in the current quarter relative to the same period last year

•

On a non-GAAP basis, first quarter 2019 diluted earnings per share were $0.45 versus $0.43 on a comparable basis (see Exhibit 5 for reconciliation). The increase in diluted earnings per share on comparable basis was due to aforementioned factors. The Company’s first quarter 2019 diluted earnings per share came in at the top-end of the business outlook range

•	Consolidated capacity utilization rate increased to 72% in the first quarter of 2019 from 68% in the same period last year, due largely to the Company’s capacity rationalization efforts

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), decreased 4.7% to $324.8 million, or 80.6% of total revenues, for the first quarter of 2019 compared to $340.7 million, or 82.2% of total revenues, in the same prior-year period. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation), the Americas revenues decreased 3.3% comparably, with the decline driven by softness in the communications vertical, a slight decline in the technology vertical and the strategic decision to discontinue a program, which was in the financial services vertical. All of these factors more than offset new client wins as well as existing and new program expansion across the healthcare, transportation & leisure, and other verticals, which includes retail.

The Americas income from operations for the first quarter of 2019 increased 16.3% to $30.1 million, with an operating margin of 9.3% versus 7.6% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin was 11.9% versus 10.2% in the comparable quarter last year, with the increase due primarily to benefits realized from capacity rationalization coupled with an improving mix of business in the U.S. (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 6.1% to $78.1 million, representing 19.4% of total revenues, for the first quarter of 2019, compared to $73.6 million, or 17.8% of total revenues, in the same prior-year period. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation), EMEA revenues increased 15.0% on a comparable basis driven by new client wins as well as existing and new program expansion principally within the technology, financial services, transportation & leisure and other verticals, which includes retail, more than offsetting the lower demand in the communications vertical.

The EMEA region’s income from operations for the first quarter of 2019 decreased 67.9% to $1.5 million, with an operating margin of 1.9% versus 6.3% in the comparable quarter last year. On a non-GAAP basis, the operating margin decreased to 5.3% from 6.8% in the year-ago period due mostly to front-end loaded incremental investments in targeted new and existing capacity as well as general and administrative support infrastructure in anticipation of projected demand growth throughout the year (see Exhibit 6 for reconciliation).

Other

Other loss from operations, which includes primarily corporate as well as some other costs, decreased to $14.8 million, or 3.7% of revenues in the first quarter of 2019, compared to $16.2 million, or 3.9% of revenues in the prior year period. The first quarter of 2019 includes a $1.2 million negative impact, or 30 basis points, related to previously discussed mark-to-market adjustment related to stock-based deferred compensation programs funded through Rabbi Trust investments. The comparable reduction in Other costs was mostly due to a reclassification of certain Symphony-related merger and integration expenses out of Other and into the EMEA region in order to better match those expenses.

On a non-GAAP basis, other loss from operations remained unchanged comparably at approximately $15.9 million (see Exhibit 6 for reconciliation).

Other Income (Expense) and Taxes

Total other income (expense), net for the first quarter of 2019 was $(0.4) million compared to $(0.9) million for the same period in the prior year, with the prior year impacted by foreign transaction losses, resulting primarily from exchange rate fluctuations in U.S. dollar denominated assets and liabilities held by the Company’s foreign subsidiaries.

The Company recorded an effective tax rate of 28.6% in the first quarter of 2019 versus 18.3% in the same period last year and above the estimated 26.0% provided in the Company’s February 2019 business outlook. The rate increase compared to the same period last year and relative to the Company’s business outlook was driven by a shift in the geographic mix of earnings to higher tax rate jurisdictions driven by the capacity rationalization actions coupled with an unfavorable impact from a discrete adjustment related to the decrease in the amount of excess tax benefits from stock-based compensation recognized in the first quarter of 2019.

On a non-GAAP basis, the first quarter 2019 effective tax rate was 27.1% compared to 20.7% in the same period last year and above the estimated 26.0% provided in the Company’s February 2019 business outlook (see Exhibit 8 for reconciliation) with the increase relative to the business outlook due to aforementioned factors.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2019 remained strong with cash and cash equivalents of $148.2 million, of which approximately 88.5%, or $131.2 million, was held in international operations and the majority of which will not be subject to additional taxes if repatriated to the United States. During the quarter, the Company paid down $9.0 million of debt. At March 31, 2019, the Company had $93.0 million in borrowings outstanding under its $500.0 million credit agreement. Net cash provided by operating activities in the first quarter of 2019 increased to $39.3 million from $28.6 million in the prior comparable period due principally to working capital swing factors, most of which are timing related.

Business Outlook

•

The Company is tweaking its full year 2019 business outlook slightly. While it is keeping the bottom end of its revenue range intact relative to the outlook provided in February 2019, it is trimming the top-end only to reflect first quarter’s reported revenues at the low end of the range. Furthermore, the Company is adjusting both GAAP and non-GAAP diluted earnings per share ranges to reflect heavier front-end loaded costs in the second and to some extent in third quarter associated with an accelerated ramp schedule of higher-than-forecast new business wins. At the same time, the Company anticipates demand stabilization in its largest client in the communications vertical to occur close to the end of the year as opposed to at the start of the second half of the year, the revenue reduction from which is being offset by the ramp of new business wins, but the cost of which is expected to impact margins and earnings per share as discussed above;

•

The Company’s revenues and diluted earnings per share assumptions for the second quarter and full year 2019 are based on foreign exchange rates as of April 2019. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP diluted earnings per share relative to the business outlook for the second quarter and full-year as discussed above;

•	The Company anticipates total other interest income (expense), net of approximately $(1.2) million for the second quarter and $(4.0) million for the full year 2019. The amounts in the other interest income (expense), net, however, exclude the potential impact of any future foreign exchange gains or losses; and

•	The Company expects its full-year 2019 effective tax rate to remain relatively unchanged compared to its initial February 2019 outlook.

Considering the above factors, the Company anticipates the following financial results for the three months ending June 30, 2019:

•	Revenues in the range of $393.0 million to $398.0 million
•	Effective tax rate of approximately of 26%; 25.0% on a non-GAAP basis
•	Fully diluted share count of approximately 42.3 million
•	Diluted earnings per share of approximately $0.13 to $0.16
•	**Non-GAAP diluted earnings per share in the range of $0.28 to $0.31
•	Capital expenditures in the range of $13.0 million to $18.0 million

For the twelve months ending December 31, 2019, the Company anticipates the following financial results:

•	Revenues in the range of $1,656.0 million to $1,672.0 million
•	Effective tax rate of approximately 25.0%; 25.0% on a non-GAAP basis
•	Fully diluted share count of approximately 42.3 million
•	Diluted earnings per share of approximately $1.56 to $1.66
•	**Non-GAAP diluted earnings per share in the range of $2.10 to $2.20
•	Capital expenditures in the range of $45.0 million to $50.0 million

**See exhibit 7 for second quarter and full-year 2019 non-GAAP diluted earnings per share and exhibit 8 for the first quarter, second quarter and full-year 2019 non-GAAP tax rate reconciliations.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 7, 2019, at 10:00 a.m. Eastern Daylight Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. The Company, however, uses non-GAAP measures as a way to assist readers in further understanding the Company’s results. The Company believes these non-GAAP financial measures are important indicators of performance as they are intrinsic to how management evaluates and rewards performance from its underlying operations. Constant currency organic revenue growth, which is a non-GAAP measure, for instance, facilitates comparability between time periods as this presentation allows the Company to isolate the effect of acquisition-related revenues and exchange rate differences by assuming a constant exchange rate between periods for translation. Similarly, amortization of intangible assets and depreciation of the step up in value of purchased tangible assets are excluded for purposes of calculating the non-GAAP financial measures – including but not limited to non-GAAP operating margins, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP income from operations – because the Company does not acquire businesses on a predictable cycle and the exclusion facilitates a more meaningful evaluation of current operating performance and comparison to operating performance in other periods as well as performance relative to its peers who are not acquisitive or as acquisitive. The Company also excludes the impact or any corresponding reversals of material restructurings approved by the appropriate level of management, gain or loss on sale of facilities, release of cumulative translation adjustment (CTA), lease obligations and facility exit costs, severance and related costs, non-cash impairment charges, merger and integration costs associated with an acquisition and accretion of interest on contingent consideration of an acquisition from non-GAAP Income (loss) from operations and non-GAAP net income because the amounts are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of current operating performance or comparison to operating performance in other periods. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

Sykes Enterprises, Incorporated (“SYKES” or “the Company”) is a leading provider of multi-channel demand generation and global customer engagement services. The Company provides differentiated full lifecycle customer-engagement solutions and services to Global 2000 companies and their end customers primarily in the technology, financial services, healthcare, communications and transportation & leisure industries. SYKES’ differentiated full lifecycle management services platform effectively engage customers at every touchpoint within the customer journey, including digital marketing and acquisition, sales expertise, customer service, technical support and retention. The Company serves its clients through two geographic operating regions: the Americas (United States, Canada, Latin America, South Asia and Asia Pacific) and EMEA (Europe, the Middle East and Africa). Its Americas and EMEA regions primarily provide customer-engagement solutions and services with an emphasis on inbound multichannel demand generation, customer service and technical support to its clients’ customers. These services are delivered through multiple communication channels including phone, email, social media, text messaging, chat and digital self-service. The Company also provides various enterprise support services in the United States that include services for our clients’ internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, the Company provides fulfillment services, which includes order processing, payment processing, inventory control, product delivery and product returns handling. Its complete service offering helps its clients acquire, retain and increase the lifetime value of their customer relationships. The Company has developed an extensive global reach with customer engagement centers across six continents, including North America, South America, Europe, Asia, Australia and Africa. It delivers cost-effective solutions that generate demand, enhance the customer service experience, promote stronger brand loyalty, and bring about high levels of performance and profitability. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of its future business outlook, prospects or financial results. Statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability of maintaining margins, (iv) SYKES’ ability to continue the growth of its support service revenues, (v) currency fluctuations, (vi) the timing of significant orders for SYKES’ products and services, (vii) loss or addition of significant clients, (viii) the early termination of contracts by clients, (ix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (x) construction delays of new or expansion of existing customer support centers, (xi) difficulties or delays in implementing SYKES’ bundled service offerings, (xii) failure to achieve sales, marketing and other objectives, (xiii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiv) changes in applicable accounting principles or interpretations of such principles, (xv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xvi) rapid technological change, (xvii) political and country-specific risks inherent in conducting business abroad, (xviii) SYKES’ ability to attract and retain key management personnel, (xix) SYKES’ ability to further penetrate into vertically integrated markets, (xx) SYKES’

ability to expand its global presence through strategic alliances and selective acquisitions, (xxi) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxii) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxiii) SYKES’ dependence on trends toward outsourcing, (xxiv) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxv) the existence of substantial competition, (xxvi) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvii) risks related to the integration of the businesses of SYKES, Qelp, Clearlink, WhistleOut and Symphony. (xxviii) the ability to execute on initiatives to address inefficiencies around recruitment and retention in the U.S. and rationalize underutilized capacity methodically and (xxix) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	March 31,	March 31,
	2019	2018
Revenues	$402,925	$414,371
Direct salaries and related costs	(261,728)	(275,072)
General and administrative	(104,680)	(102,440)
Depreciation, net	(13,897)	(14,836)
Amortization of intangibles	(4,286)	(4,213)
Impairment of long-lived assets	(1,582)	(3,526)

Income from operations	16,752	14,284
Total other income (expense), net	(383)	(880)

Income before income taxes	16,369	13,404
Income taxes	(4,682)	(2,456)

Net income	$11,687	$10,948

Net income per common share:
Basic	$0.28	$0.26

Diluted	$0.28	$0.26

Weighted average common shares outstanding:
Basic	42,169	41,939
Diluted	42,299	42,232

Sykes Enterprises, Incorporated

Segment Results

(in thousands)

(Unaudited)

Exhibit 2

	Three Months Ended
	March 31,	March 31,
	2019	2018
Revenues:
Americas	$324,777	$340,721
EMEA	78,128	73,627
Other	20	23

Total	$402,925	$414,371

Operating Income:
Americas	$30,068	$25,864
EMEA	1,491	4,639
Other	(14,807)	(16,219)

Income from operations	16,752	14,284

Total other income (expense), net	(383)	(880)
Income taxes	(4,682)	(2,456)

Net income	$11,687	$10,948

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 3

	March 31,	December 31,
	2019	2018
Assets:
Current assets	$535,572	$516,637
Property and equipment, net	128,775	135,418
Operating lease right-of-use assets	218,057	—
Goodwill & intangibles, net	474,197	476,548
Other noncurrent assets	46,505	43,364

Total assets	$1,403,106	$1,171,967

Liabilities & Shareholders’ Equity:
Current liabilities	$235,426	$185,580
Noncurrent liabilities	325,639	159,778
Shareholders’ equity	842,041	826,609

Total liabilities and shareholders’ equity	$1,403,106	$1,171,967

Sykes Enterprises, Incorporated

Supplementary Data

	Q1 2019	Q1 2018
Geographic Mix (% of Total Revenues):
Americas (1)	81%	82%
Europe, Middle East & Africa (EMEA)	19%	18%
Other	0%	0%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2019	Q1 2018
Vertical Industry Mix (% of Total Revenues):
Financial Services	32%	31%
Communications	23%	27%
Technology	19%	19%
Transportation & Leisure	9%	7%
Healthcare	5%	4%
Other	12%	12%

Total	100%	100%

	Seat Capacity (2)
	Q1 2019	Q1 2018
Americas	40,200	46,400
EMEA	7,700	7,200

Total	47,900	53,600

	Capacity Utilization (2)
	Q1 2019	Q1 2018
Americas	71%	66%
EMEA	73%	79%

Total	72%	68%

(2) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the first quarter 2019, the Company had approximately 3,400 virtual seats.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	March 31,	March 31,
	2019	2018
Cash Flow From Operating Activities:
Net income	$11,687	$10,948
Depreciation	13,957	14,964
Amortization of intangibles	4,286	4,213
Amortization of deferred grants	(95)	(181)
Changes in assets and liabilities and other	9,468	(1,325)

Net cash provided by operating activities	$39,303	$28,619

Capital expenditures	$5,696	$13,258
Cash paid during period for interest	$946	$1,042
Cash paid during period for income taxes	$2,862	$4,754

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended
	March 31,	March 31,
	2019	2018
GAAP income from operations	$16,752	$14,284
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	5,174	4,835
Merger & integration costs	2,176	377
Americas restructuring	2,694	—
Other	—	4,420

Non-GAAP income from operations	$26,796	$23,916

	Three Months Ended
	March 31,	March 31,
	2019	2018
GAAP net income	$11,687	$10,948
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	5,174	4,835
Merger & integration costs	2,176	377
Americas restructuring	2,694	—
Other	—	4,420
Tax effect of the adjustments	(2,487)	(2,312)

Non-GAAP net income	$19,244	$18,268

	Three Months Ended
	March 31,	March 31,
	2019	2018
GAAP net income, per diluted share	$0.28	$0.26
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.12	0.11
Merger & integration costs	0.05	0.01
Americas restructuring	0.06	—
Other	—	0.10
Tax effect of the adjustments	(0.06)	(0.05)

Non-GAAP net income, per diluted share	$0.45	$0.43

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2019	2018	2019	2018	2019	2018
GAAP income (loss) from operations	$30,068	$25,864	$1,491	$4,639	$(14,807)	$(16,219)
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	4,074	4,518	1,100	317	—	—
Merger & integration costs	1,767	356	1,533	—	(1,124)	21
Americas restructuring	2,651	—	—	—	43	—
Other	—	4,069	—	44	—	307

Non-GAAP income (loss) from operations	$38,560	$34,807	$4,124	$5,000	$(15,888)	$(15,891)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

Business Outlook
Three Months Ended
June 30,
2019
GAAP net income, per diluted share	$0.13 - $0.16
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.11
Merger & integration costs	0.05
Americas restructuring	0.04
Tax effect of the adjustments	(0.05)

Non-GAAP net income, per diluted share	$0.28 - $0.31

Business Outlook
Year Ended
December 31,
2019
GAAP net income, per diluted share	$1.56 - $1.66
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.46
Merger & integration costs	0.15
Americas restructuring	0.10
Tax effect of the adjustments	(0.17)

Non-GAAP net income, per diluted share	$2.10 - $2.20

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 8

	Three Months Ended
	March 31, 2019	March 31, 2018
GAAP tax rate	29%	18%
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	-1%	2%
Merger & integration costs	0%	0%
Americas restructuring	-1%	0%
Other	0%	1%

Non-GAAP tax rate	27%	21%

	Business Outlook
	Three Months Ended	Year Ended
	June 30, 2019	December 31, 2019
GAAP tax rate	26%	25%
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	-1%	0%
Merger & integration costs	0%	0%
Americas restructuring	0%	0%

Non-GAAP tax rate	25%	25%

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 9

	Three Months Ended March 31, 2019 vs. March 31, 2018 (2)
	Americas	EMEA	Other (3)	Consolidated
GAAP revenue growth	-4.7%	6.1%	-13.0%	-2.8%
Adjustments:
Foreign currency impact (1)	1.4%	8.9%	0.0%	2.7%

Non-GAAP constant currency organic revenue growth	-3.3%	15.0%	-13.0%	-0.1%

Discontinued program	-2.5%	0.0%	0.0%	-2.1%

(1) Foreign exchange fluctuations are calculated on a constant currency basis by translating the current period reported amounts using the prior period foreign exchange rate for each underlying currency.

(2) Represents the period-over-period growth rate.

(3) Other includes corporate and other costs.